Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
FIRST QUARTER 2018 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Wednesday, May 9, 2018) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months ended March 31, 2018.

The Company reported net earnings of $1.1 million, or $0.27 per common share, on revenues of $387.3 million for the first quarter of 2018, compared to a net loss of $0.9 million, or ($0.20) per common share, on revenues of $303.1 million for the first quarter of 2017. On an adjusted basis, net earnings were $0.7 million, or $0.16 per common share, for the first quarter of 2018, compared to a net loss of $0.7 million, or ($0.17) per common share, for the first quarter of 2017.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

First Quarter 2018 Highlights:

•	Gross revenues of approximately $387.3 million for the first quarter of 2018 compared to $303.1 million for the first quarter of 2017

•
Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 65,194 per day (“bpd”) of crude oil during the first quarter of 2018, compared to 66,374 bpd of crude oil during the first quarter of 2017

•	Cash and cash equivalents increased 2 percent from December 31, 2017 levels of $109.4 million to over $111.5 million at March 31, 2018

•	$59.6 million of undrawn capacity under our letter of credit facility at March 31, 2018

•	Generated adjusted cash flow of $3.3 million for the first quarter of 2018 compared to $2.8 million for the first quarter of 2017

•	Approximately 296,808 barrels of crude oil inventory at March 31, 2018 compared to 198,011 barrels at December 31, 2017

•	Dividend of $0.22 per share for the first quarter of 2018

•	No short or long term debt as of March 31, 2018

“During the first quarter of 2018, Service Transport generated improved financial and operating results as our revenue per mile increased 6 percent from the fourth quarter of 2017 and 12 percent from the first quarter of 2017,” said Townes G. Pressler, Executive Chairman. “As demand continues to increase in this segment, we are making strides in improving trucking rates as we continue to provide superior service to our customers at Service Transport.”

“At GulfMark, volumes have decreased slightly in the first quarter of 2018, compared to the first quarter of 2017, but the decline was mainly in areas that we elected to exit due to very thin margins, and consequently, our overall marketing margins have increased as a result.”

“During 2018, we plan to remain focused on increasing margins in our crude oil marketing division, disciplined replacement of aging tractors and right sizing our tractor and trailer fleets, improving company-wide driver retention and increasing driver count, and exploring growth opportunities in our core businesses, both organically and in the open market,” continued Pressler.

Capital Investments and Dividends

During the first quarter of 2018, the Company recorded approximately $0.9 million of capital costs and paid dividends of $0.9 million ($0.22 per share). The majority of the capital costs relate to construction of a pipeline connection at our GulfMark Energy subsidiary.

The Company’s Board of Directors also declared a quarterly cash dividend for the first quarter of 2018 in the amount of $0.22 per common share, payable on June 15, 2018 to shareholders of record as of June 1, 2018.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk and ISO tank container storage and transportation. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Sharon C. Davis
EVP, Interim Chief Financial Officer
sharond@adamsresources.com
(713) 881-3674

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Marketing	$373,638	$288,615
Transportation	13,618	13,455
Oil and natural gas	—	1,017
Total revenues	387,256	303,087

Costs and expenses:
Marketing	369,183	285,153
Transportation	12,301	12,162
Oil and natural gas	—	750
General and administrative	2,283	2,637
Depreciation, depletion and amortization	2,412	3,969
Total costs and expenses	386,179	304,671

Operating earnings (losses)	1,077	(1,584)

Other income (expense):
Interest income	387	159
Interest expense	(19)	(1)
Total other income (expense), net	368	158

(Losses) earnings before income taxes	1,445	(1,426)
Income tax benefit (provision)	(307)	566

Net (losses) earnings	$1,138	$(860)

Earnings (losses) per share:
Basic and diluted net (losses) earnings
per common share	$0.27	$(0.20)

Weighted average number of common
shares outstanding	4,218	4,218

Dividends per common share	$0.22	$0.22

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$111,536	$109,393
Accounts receivable, net of allowance for doubtful accounts	117,153	121,353
Inventory	19,267	12,192
Derivative assets	312	166
Income tax receivable	437	1,317
Prepayments and other current assets	1,111	1,264
Total current assets	249,816	245,685

Property and equipment, net	27,744	29,362
Investments in unconsolidated affiliates	425	425
Cash deposits and other	6,523	7,232
Total assets	$284,508	$282,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$126,044	$124,706
Accounts payable – related party	5	5
Derivative liabilities	289	145
Current portion of capital lease obligations	341	338
Other current liabilities	5,255	4,404
Total current liabilities	131,934	129,598
Other long-term liabilities:
Asset retirement obligations	1,334	1,273
Capital lease obligations	1,265	1,351
Deferred taxes and other liabilities	2,646	3,363
Total liabilities	137,179	135,585

Commitments and contingencies

Shareholders’ equity	147,329	147,119
Total liabilities and shareholders’ equity	$284,508	$282,704

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net (losses) earnings	$1,138	$(860)
Adjustments to reconcile net (losses) earnings to net cash
provided by operating activities:
Depreciation, depletion and amortization	2,412	3,969
Gains (losses) on sales of property	(26)	7
Impairment of oil and natural gas properties	—	3
Deferred income taxes	(709)	60
Net change in fair value contracts	(2)	(420)
Changes in assets and liabilities:
Accounts receivable	4,200	(1,968)
Inventories	(7,075)	(7,557)
Income tax receivable	880	(736)
Prepayments and other current assets	153	744
Accounts payable	1,377	17,746
Accrued liabilities	851	1,084
Other	86	78
Net cash provided by (used in) operating activities	3,285	12,150

Investing activities:
Property and equipment additions	(866)	(1,006)
Proceeds from property sales	132	39
Insurance and state collateral refunds	603	476
Net cash used in investing activities	(131)	(491)

Financing activities:
Principal repayments of capital lease obligations	(83)	—
Dividends paid on common stock	(928)	(928)
Net cash used in financing activities	(1,011)	(928)

Increase in cash and cash equivalents	2,143	10,731
Cash and cash equivalents at beginning of period	109,393	87,342
Cash and cash equivalents at end of period	$111,536	$98,073

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$1,138	$(860)
Income tax benefit (provision)	307	(566)
Depreciation, depletion and amortization	2,412	3,969
Gains (losses) on sales of property	(26)	7
Impairment of oil and natural gas properties	—	3
Inventory liquidation gains	(552)	—
Inventory valuation losses	—	658
Net change in fair value contracts	(2)	(420)
Adjusted cash flow	$3,277	$2,791

	Three Months Ended
	March 31,
	2018	2017
Adjusted net (losses) earnings and (losses) earnings per common share (Non-GAAP):
Net (losses) earnings	$1,138	$(860)
Add (subtract):
Gains (losses) on sales of property	(26)	7
Impairment of oil and natural gas properties	—	3
Net change in fair value of contracts	(2)	(420)
Inventory liquidation gains	(552)	—
Inventory valuation losses	—	658
Tax effect of adjustments to (losses) earnings	122	(87)
Adjusted net (losses) earnings	$680	$(699)

Adjusted (losses) earnings per common share	$0.16	$(0.17)